DISTRIBUTION AGREEMENT
Calvert Funds
Calvert Investment Distributors, Inc.
October 31, 2006

Addendums to Schedules II and III

SCHEDULE II

Fees are expressed as a percentage of average annual daily net assets and are payable monthly.

Distribution Fee

	Class A*	Class C	Class I	Class R	Class Y
Calvert Management Series Calvert Tax-Free Responsible Impact Bond Fund	0.10%	0.75%	N/A	--	N/A

Effective July 15, 2015

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*Distributor reserves the right to waive all or a portion of the distribution fee from time to time.

SCHEDULE III

Fees are expressed as a percentage of average annual daily net assets and are payable monthly.

Service Fee

	Class A*	Class C	Class I	Class R	Class Y
Calvert Management Series Calvert Tax-Free Responsible Impact Bond Fund	0.25	0.25%	N/A	--	N/A

Effective July 15, 2015
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* Distributor reserves the right to waive all or a portion of the service fees from time to time.

CALVERT MANAGEMENT SERIES

BY: /s/ Ivy Wafford Duke
Ivy Wafford Duke
Vice President and Secretary

DATE: July 13, 2015

CALVERT INVESTMENT DISTRIBUTORS, INC.

BY: /s/ Vicki L. Benjamin
Vicki L. Benjamin
Senior Vice President, Chief Financial Officer
and Treasurer

DATE: July 13, 2015